                                                                     Exhibit 7.2


                      GOLDMAN SACHS CREDIT PARTNERS L.P.
                                85 BROAD STREET
                           NEW YORK, NEW YORK  10004


PERSONAL AND CONFIDENTIAL
-------------------------

March 30, 2000

Green Equity Investors III, L.P.
c/o Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard
Suite 2000
Los Angeles, California  90025

Attention:  Mr. John G. Danhakl
            Mr. John Baumer

                    Re:  Veterinary Centers of America, Inc.
                         -----------------------------------

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which Goldman Sachs Credit Partners L.P. ("GSCP") is exclusively authorized by Green Equity Investors III, L.P. (the "Sponsor") to act as Sole Lead Arranger and Sole Syndication Agent in connection with, and commits to provide the financing for, certain loans described herein, in each case on the terms and subject to the conditions set forth in this letter, the attached Annex A and the attached Annex B (together, the "Commitment Letter").

You have advised us that the Sponsor intends to consummate a leveraged acquisition (the "Acquisition") of Veterinary Centers of America, Inc. (the "Company"). While the structure and certain terms of the Acquisition have yet to be finally determined, you have also advised us that you propose to finance the Acquisition (which includes the refinancing of the Company's and its subsidiaries existing indebtedness), including transaction costs, and provide financing for the Company's subsidiaries' working capital and general corporate needs after the consummation of the Acquisition with the proceeds of (i) up to $325.0 million of senior secured credit facilities (the "Facilities") to be made available to Vicar Operating, Inc. ("OpCo"), which will be a wholly owned subsidiary of the Company as the surviving corporation after the merger with Vicar Recap, Inc. ("HoldCo"), (ii) a private placement by OpCo of $50.0 million of subordinated unsecured debt securities (the "OpCo Subordinated Debt"), (iii) a private placement by HoldCo of $70.0 million of pay-in-kind (for the first five years) senior unsecured debt securities (the "HoldCo Debt") and (iv) common and pay-in-kind preferred cash equity contributions by Sponsor sad its affiliates of at least $152 million (the "Sponsor Equity") and "rollovers" by existing management of Company (the "Rollover Equity") of their equity interests or options valued at least $3.5 million; provided that, in no event will the
                                         --------
aggregate of the Sponsor Equity and the Rollover Equity be less than $156 million. Upon consummation of the Acquisition, Sponsor will own not less than 71.75% of the fully diluted common stock of HoldCo.

Green Equity Investors III, L.P.
March 30, 2000
Page 2

GSCP is pleased to confirm its commitment to act as Sole Lead Arranger to provide you and the Company with structuring advice in connection with the Facilities and as Sole Syndication Agent to provide you and the Company with syndication advice in connection with the Facilities and to provide the Company the full $325.0 million of the Facilities, in each case on the terms and subject to the conditions contained in this Commitment Letter. Our fees for such services are set forth in a separate fee letter (the "Fee Letter") entered into by the Sponsor and GSCP on the date hereof.

GSCP's commitment is subject, in its reasonable discretion, to the following conditions: (i) there shall not have been, since December 31, 1999, any material adverse change in or affecting the business, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole, in each case other than pursuant to or disclosed in the Agreement and Plan of' Merger (the "Agreement and Plan of Merger") with respect to the Company dated as of even date herewith, (ii) there shall not have been any disruption or adverse change in the financial or capital markets generally, or in the market for loan syndications in particular, which in any such case under clause (i) or (ii) GSCP, in its reasonable judgment, deems material and (iii) the Facilities being assigned a credit rating by two nationally recognized rating agencies (which agencies must be acceptable to GSCP). GSCP's commitment is also subject, in its reasonable discretion, to the satisfactory negotiation, execution and delivery of appropriate loan documents relating to the Facilities, including, without limitation, a credit agreement, guaranties, security agreements, pledge agreements, real property security agreements, opinions of counsel and other related definitive documents (collectively, the "Loan Documents") to be based upon and substantially consistent with the terms set forth in this Commitment Letter. In addition, GSCP's commitment is subject, in its reasonable discretion, to its being satisfied with the results of its confirmatory due diligence with respect to the tax, accounting, legal and regulatory issues relevant to the Acquisition and the Company and its subsidiaries, which confirmatory due diligence shall be completed no later than five business days after the date of this letter.

The terms of this Commitment Letter are intended as an outline of certain or the material terms of the Facilities, but do not include all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the Loan Documents. The Loan Documents shall include, in addition, provisions that are customary or typical for financings of this type and other provisions that GSCP may reasonably determine to be appropriate in the context of the proposed transactions.

GSCP intends and reserves the right to syndicate the Facilities to the Lenders (as defined in the attached Annex B). In consultation with you, GSCP shall select the Lenders with your consent, not to be unreasonably withheld. GSCP and the Sponsor will identify a Lender reasonably acceptable to the Sponsor to act as collateral agent and administrative agent for the Lenders (the "Administrative Agent"). GSCP will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to GSCP pursuant to the terms of this Commitment Letter and the Fee Letter. GSCP will determine the final commitment allocations and will notify the Sponsor of such determinations. To ensure an orderly and effective syndication of the Facilities, you agree that, until the later of the termination of the syndication as determined by GSCP and 90 days following the

Green Equity Investors III, L.P.
March 30, 2000
Page 3

date of initial funding under the Facilities, you will not, and will not permit any of your affiliates (including HoldCo, the Company and its subsidiaries) to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security of HoldCo, the Company or any of its subsidiaries (other than the Facilities and other indebtedness contemplated hereby), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of GSCP. You also agree that GSCP shall be entitled, but not obligated, after consultation with you, to change the terms, conditions, pricing and/or structure of the Facilities if GSCP determines in its reasonable discretion that such changes are advisable to insure the successful syndication of all of the Facilities; provided that (i) the total aggregate amount of the Term
            --------
Facilities as defined below) remains unchanged, (ii) the total amount of the Revolving Facility (as defined below) remains unchanged, (iii) the pricing with respect to loans made under the Facilities shall not be increased by more than 0.50% per annum in excess of the rates set forth in Annex B and (iv) the fee's set forth in the accompanying Fee Letter shall not change.

You agree to cooperate and to cause the Company to cooperate with GSCP in connection with (i) the preparation of an information package regarding the business, operations and prospects of OpCo and HoldCo including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of the Sponsor, OpCo or HoldCo deemed reasonably necessary by GSCP to complete the syndication of the facilities and (ii) the presentation of such information package in bank meetings and other communications with prospective Lenders in connection with the syndication of the Facilities. The Company shall be solely responsible for the contents of any such information package and presentation and you acknowledge that GSCP will be using and relying upon the information contained in such information package and presentation without independent verification thereof. In addition, you represent and covenant that all information about the Sponsor, HoldCo or OpCo provided by you to GSCP or the Lenders in connection with the transactions contemplated hereunder is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; and that to the best of your knowledge all information provided by or about the Company to GSCP or the Lenders in connection with the transactions contemplated hereunder is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. We acknowledge that projections or other forward looking statements do not constitute "information" and that you represent and covenant that such projections and other forward looking statements will have been prepared in good faith based on assumptions believed by you to he reasonable.

In connection with arrangements such as this, it is our firm policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A which is incorporated by reference into this Commitment Letter. GSCP agrees that your obligations and liabilities under this Commitment Letter, including Annex A hereto, and the Fee Letter shall terminate to the extent that both the Acquisition has been consummated and the Company has assumed such obligations and liabilities.

Green Equity Investors III, L.P.
March 30, 2000
Page 4

Please note that this Commitment Letter, the Fee Letter and any written or oral advice provided by GSCP in connection with this arrangement is exclusively for your information and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent, except, after providing written notice to GSCP, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee. In addition, we hereby consent to your disclosure of (i) such advice to your officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent such persons are obligated to hold such advice in confidence, and (ii) upon your acceptance of this Commitment Letter and the Fee Letter, this Commitment Letter (but not the Fee Letter) or the information contained herein (but not in the Fee Letter) to the Company and the Company's financial and legal advisors to the extent you notify such persons of their obligations to keep such material confidential.

As you know, GSCP may from time to time effect transactions, for its own account or the account of customers, and hold positions in loans or options on loans of HoldCo., OpCo and other companies that may be the subject of this arrangement. In addition, Goldman, Sachs & Co. is a full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of HoldCo, OpCo and other companies that may be the subject of this arrangement. In addition, GSCP may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning HoldCo and the Company and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to GSCP hereunder.

GSCP's commitment hereunder shall terminate on September 30, 2000 unless the closing of the Facilities, on the terms and subject to the conditions contained herein, shall have been consummated.

                  [Remainder of page intentionally left blank]

Green Equity Investors III, L.P.
March 30, 2000
Page 5

Please confirm that the foregoing is in accordance with your understanding by signing and returning to GSCP the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before the close of business on the third business day following the date of this letter, whereupon this Commitment Letter and the Fee Letter shall become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:
   -------------------------------
   Authorized Signatory

                                    AGREED AND ACCEPTED:

                                    GREEN EQUITY INVESTORS III, L.P.

                                    By: GEI CAPITAL III, LLC,
                                        Its General Partner

                                        By:
                                           --------------------------------
                                           Name:
                                                 --------------------------
                                           Title:
                                                 --------------------------

                                    Annex A
                                    -------

In the event that GSCP becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders or other owners of the Sponsor, HoldCo or the Company, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the "Letters"), the Sponsor periodically will reimburse GSCP for its reasonable and documented legal and other expenses (including the reasonable and documented cost of any investigation and preparation) incurred in connection therewith. The Sponsor also will indemnify and hold GSCP harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of GSCP in performing the services that are the subject of the Letters; provided, however, that if it is found in any such action, proceeding or investigation that any loss, claim, damage or liability of GSCP has resulted from the gross negligence or bad faith of GSCP in performing the services which are the subject of this Letter, GSCP shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of GSCP which is the subject of such finding. If for any reason the foregoing indemnification is unavailable to GSCP or insufficient to hold it harmless, then the Sponsor shall contribute to the amount paid or payable by GSCP as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Sponsor and its stockholders or other owners on the one hand and GSCP on the other hand in the matters contemplated by the Letters as well as the relative fault of the Sponsor and GSCP with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Sponsor under this paragraph shall be in addition to any liability which the Sponsor may otherwise have, shall extend upon the same terms and conditions to any affiliate of GSCP and the partners, directors, agent, employees and controlling persons (if any), as the case may be, of GSCP and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Sponsor, HoldCo, Company, GSCP, any such affiliate and any such person. The Sponsor also agrees that neither GSCP nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Sponsor or any person asserting claims on behalf of or in right of the Sponsor or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Sponsor result from the gross negligence or bad faith of GSCP in performing the services that are the subject of the Letters; provided, however, that in no event shall such indemnified party or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such indemnified party's or such other parties' activities related to the Letters. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in the Letters is hereby waived by the parties hereto. Except as expressly provided in the Commitment Letter to which this Annex A is attached, the provisions of this Annex A shall survive any termination or completion of the arrangement provided by the Letters, and this Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

                                    Annex B
                                    -------

                      VETERINARY CENTERS OF AMERICA, INC.

                 Summary of Terms and Conditions of Facilities

This Summary of Terms and Conditions outlines certain terms of the Facilities referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:                Vicar Operating Inc. a wholly owned direct subsidiary of Veterinary
--------                 Centers of America, Inc. as the surviving corporation after its merger with Vicar Recap, Inc. ("HoldCo"), which shall directly and through its wholly owned direct and indirect subsidiaries own all the operating assets and subsidiaries of the Company.

Guarantors:              HoldCo and each of the Borrower's subsidiaries (other than any foreign
----------               subsidiaries to the extent such guaranties would result in material adverse tax consequences) shall guaranty all obligations under the
                         Facilities; provided that, notwithstanding the foregoing, any subsidiary of the Borrower providing any guaranty of any of the HoldCo
                         Debt (defined below), the OpCo Subordinated Debt (defined below) or any refinancings of any of the foregoing, shall guaranty the Facilities.

Sole Lead Arranger       Goldman Sachs Credit Partners L.P. ("GSCP", and in such capacities, the
------------------       "Arranger").
and Sole Syndication
--------------------
Agent:
-----

Administrative Agent:    A Lender to be identified by GSCP and the Sponsor and reasonably
--------------------     acceptable to the Sponsor (such Lender, in such capacity, the
                         "Administrative Agent").

Lenders:                 GSCP and/or other financial institutions selected by GSCP in
-------                  consultation with, and with the consent (not to be unreasonably withheld) of, the Sponsor (each a "Lender" and collectively, the
                         "Lenders").

Amount of Senior         Up to $325.0 million of senior secured bank financing (the
Facilities:              "Facilities'') to include:
----------------
                         (i)   $100.0 million senior term loan facility (the "Term Facility A");

                         (ii)  $150.0 million senior term loan facility (the "Term Facility B";
                               and together with Term Facility A, the "Term
                               Facilities"): and

                         (iii) $75.0 million senior revolving credit facility
                               (the "Revolving Facility").

Availability:            Term Facilities: One drawing may be made under the Term Facilities on
-------------            the Closing Date.

                         Revolving Facility: Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the maturity date of the Revolving Facility.

Purpose/Use of           Term Facilities: To be used in full to finance the Acquisition, to
--------------           repay the Company's and its subsidiaries outstanding indebtedness and
Proceeds:                to pay related fees and expenses.
--------

                         Revolving Facility: To be used to finance the working capital and general corporate needs (including permitted acquisitions) of the
                         Borrower and its subsidiaries. In addition, a portion of the Revolving
                         Facility to be determined may be utilized to finance a portion of the
                         Acquisition, provided that, after giving effect to the incurrence of any such indebtedness the ratio of total senior debt to pro forma
                         EBITDA for the fiscal quarter period most recently ended shall not exceed 3.9:l.0.

Maturities:              Term Facility A:  6th anniversary of the Closing Date
----------               Term Facility B:  8th anniversary of the Closing Date
                         Revolving Facility:  6th anniversary of the Closing Date

Closing Date:            The date on or before September 30, 2000, on which the initial
------------             borrowings under the Facilities are made.

Amortization:            Term Facility A: The outstanding principal amount of the Term Facility
------------             A will be payable in equal quarterly amounts as follows:

                         Year 1:        $ 2,000,000

                         Year 2:        $ 7,000,000

                         Year 3:        $13,000,000

                         Year 4.:       $18,000,000

                         Year 5:        $25,000,000

                         Year 6:        $35,000,000

                         Term Facility B: The outstanding principal amount of the Term Facility
                         B will be payable in equal quarterly amounts to be determined (it being understood that only minimal amortization will be required with respect to Term Facility B prior to the sixth anniversary of the Closing Date).
                         Revolving Facility: The entire outstanding principal of the Revolving
                         Facility will be due on the sixth anniversary of the Closing Date.

                         Revolving Facility: The entire outstanding principal of the Revolving
                         Facility will be due on the sixth anniversary of the Closing Date.

Letters of Credit:       At the Borrower's option, a portion of the Revolving Facility to be
-----------------        determined will be made available for the issuance of letters of credit
                         ("Letters of Credit").

Swingline Facility:      At the Borrower's option, a portion of the Revolving Facility to be
------------------       determined will be made available to the Borrower pursuant to a swingline facility.

Interest Rate:           All borrowings under the Facilities shall bear interest, at the
-------------            Borrower's option, as follows with respect to all loans made under the
                         Facilities:

                         (i)   for Term Facility A and the Revolving Facility:

                               (A)   at the Base Rate plus 2.25% per annum; or

                               (B)   at the reserve adjusted Eurodollar Rate plus 3.25% per annum; and

                         (ii)  for Term Facility B:

                               (A)   at the Base Rate plus 2.75% per annum; or

                               (B)   at the reserve adjusted Eurodollar Rate plus 3.75% per annum.

                         On and after the six-month anniversary of the Closing Date and the delivery of quarterly reports of the Borrower evidencing the calculation of total debt to EBITDA, the Term Facility A and the
                         Revolving Facility will bear interest at the Base Rate or the reserve adjusted Eurodollar Rate, as the case may be, plus in each case an applicable margin, based upon a performance pricing grid to be determined.

                         As used herein, the terms "Base Rate" and "reserve adjusted Eurodollar
                         Rate" shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted
                         Eurodollar Rate shall be customary and appropriate for financings of this type.  Interest on outstanding amounts following the occurrence and during the continuance of an Event of Default shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points
                         (2.00%) per annum and shall be payable on demand.

Interest Payments:       Quarterly for loans bearing interest with reference to the Base Rate;
-----------------        on the last day of selected interest periods (which shall be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year.

Interest Rate            Within 90 days after the Closing Date, the Borrower will obtain
-------------            interest rate protection through interest rate swaps, caps or other
Protection:              agreement reasonably satisfactory to the Arranger and the
----------               Administrative Agent against increases in the interest rates with respect to a notional amount equal to not less than 25% of the Term
                         Facilities for a period of not less than 2 years.

Funding Protection:      Customary for transactions of this type, including breakage costs,
------------------       gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Commitment Fees:         Commitment fees on the daily average unused portion of the Revolving
---------------          Facility (reduced by the amount of letters of credit issued and outstanding) shall accrue from the Closing Date at the rate of (y)
                         0.75% per annum with respect to any period during which less than 50%
                         of the commitments under the Revolving Facility have been utilized and
                         (z) otherwise, .50% per annum, and shall be payable quarterly in arrears.


Letters of Credit        The letter of credit fee shall be a percentage per annum equal to the
-----------------        applicable margin for Eurodollar Rate loans under the Revolving
Fees:                    Facility, which shall be shared by all Lenders under the Revolving
----                     Facility, and an additional fronting fee of a percentage per annum to be mutually agreed upon with the Administrative Agent, which shall be retained by the Lender issuing the letter of credit, in each case based upon the applicable percentage multiplied by the amount available from time to time for drawing under such letter of credit. In addition, certain customary fees assessed by the issuing Lender shall be payable.

Voluntary Prepayments:   The Facilities may be prepaid in whole or in part without premium
----------------------   (except to the extent described below under the heading "Call
                         Protection") or penalty (provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate shall be prepayable only on the last day of the related interest period unless the Borrower pays any related "broker funding" costs).  Voluntary prepayments shall be applied among the Facilities as determined by the Borrower; provided that any voluntary prepayments of the Term Facility A or Term Facility
                         B, as the case may be, shall be further applied to the remaining scheduled amortization payments of such Term Facility on a pro rata basis.

Mandatory Prepayments:   The Borrower shall make the following mandatory prepayments (subject to
---------------------    certain basket amounts to be mutually agreed upon in the definitive
                         Loan Documents):

                         1.  Asset Sales - prepayments in the amount of all of the net after-tax
                             -----------
                             cash proceeds of the sale or other disposition of any property or assets of HoldCo, the Borrower or any of its subsidiaries, other than net cash proceeds (y) of sales or other dispositions of inventory or other assets in the ordinary course of business, and (z) reinvested in long-term productive assets of the Borrower or its subsidiaries within 270 days of receipt of such net cash proceeds;

                         2.  Insurance/Condemnation Proceeds - prepayments in the amount of all
                             -------------------------------
                             of the net cash proceeds received under any casualty insurance maintained by HoldCo, the Borrower or any of its subsidiaries or pursuant to the power of eminent domain or condemnation, other than permitted reimbursements to be mutually agreed upon in the definitive
                             Loan Documents;

                         3.  Equity Offerings - prepayments in an amount equal to 75% of the net
                             ----------------
                             cash proceeds received from the issuance of equity securities of
                             HoldCo, the Borrower or any of its subsidiaries;

                         4.  Proceeds of Debt Issuances - prepayments in the amount of all of
                             --------------------------
                             the net cash proceeds received by any of HoldCo, Borrower or its subsidiaries from issuances of debt securities by HoldCo, the Borrower or any of its subsidiaries (other than indebtedness permitted under the
                             Loan Documents);

                         5.  Excess Cash Flow - prepayments in an amount equal to 75% of excess
                             ----------------
                             cash flow (to be defined), payable within one hundred (100) days of each fiscal year-end commencing with the fiscal year ending December
                             31, 2001.

                         All such prepayments shall he applied without premium or penalty
                         (except for breakage costs, if any) to repay, first, outstanding loans under the Term Facilities as set forth in the next sentence and, second, outstanding loans (and to the permanent reduction of commitments) under the Revolving Facility.  All mandatory prepayments of the Term Facilities shall be applied to scheduled amortization prepayments of the Term Facilities pro rata between the Term Facilities and further applied pro rata to the remaining scheduled amortization payments thereon; provided that any Lender under Tam Facility B may, so long as there is a corresponding principal mount outstanding under the
                         Term Facility A, decline to accept any such prepayment, in which case the amount of such declined payment shall be applied to the further prepayment of Term Facility A.

Security:                The Facilities and each guarantee thereof will be secured by first
--------                 priority security interests in substantially all assets, including without limitation, all personal, real and mixed property of the
                         Borrower and the guarantors (except as otherwise agreed to by the
                         Arranger and the Administration Agent).  In addition, the Facilities shall be secured by a first priority security interest in 100% of the stock of the Borrower and each of its subsidiaries (other than certain exceptions for foreign subsidiaries to the extent such pledge would result in material adverse tax consequences) and all intercompany debt.
                         All security arrangements shall be in form and substance reasonably satisfactory to the Arranger and the Administrative Agent
                         (collectively, the "Agents").

Representations and      Customary and appropriate including, without limitation, due
-------------------      organization and authorization, execution, delivery and enforceability
Warranties:              of the Loan Documents, financial condition, no material adverse change,
----------               title to properties, liens, litigation, payment of taxes, compliance with laws, environmental and ERISA matters, consents and approvals and full disclosure.


Covenants:               Customary and appropriate affirmative and negative covenants,
---------                including, without limitation, financial covenants related to minimum fixed charge coverage, minimum interest coverage, maximum capital expenditures and senior and total leverage tests.  Other covenants will include, without limitation, financial and other reporting requirements, and, subject to customary exceptions and baskets, limitations on other indebtedness, liens, negative pledge, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt and junior capital), mergers and acquisitions (it being understood that certain acquisitions, within parameters to be mutually agreed upon, will be permitted; provided that, in any event, any `seller paper" issued in connection with an acquisition shall be fully subordinated to the Facilities, shall be issued by HoldCo and shall be subject to cash pay debt service restrictions to be agreed upon), sales or transfers of assets, sales and leasebacks, transactions with affiliates, including exceptions and baskets to mutually agreed upon.

Events of Default:       Customary and appropriate including, without limitation, failure to
-----------------        make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, uninsured judgments in excess of specified amounts, ERISA. impairment of security interests in collateral, invalidity of guarantees, and "changes of control" (to be defined in a mutually agreed upon manner).

Conditions Precedent     1.  Satisfactory Documentation.  The definitive Loan Documents and the
--------------------         --------------------------
to Initial                   other documentation evidencing the Facilities shall be prepared by
----------                   counsel to the Arranger and shall be in form and substance reasonably
Borrowings:                  satisfactory in the Agents and the Lenders.
----------

                         2.  Acquisition Structure and Documentation.  The structure utilized to
                             ---------------------------------------
                             consummate the Acquisition, the terms thereof, the pro forma capitalization of HoldCo, and the Borrower after giving effect to the
                             Acquisition, and the definitive documentation relating thereto (the
                             "Definitive Acquisition Documents") shall be in form and substance reasonably satisfactory to the Agents (it being understood and agreed that the form of Agreement and Plan of Merger provided to us on March
                             29, 2000 is satisfactory), and the Definitive Acquisition Documents shall be in full force and effect on the Closing Date.

                         3.  Consummation of Acquisition. Prior to the initial borrowing under
                             ---------------------------
                             Facilities or simultaneously therewith, the Acquisition shall have been consummated pursuant to the Definitive Acquisition Documents, no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Agents.

                         4.  Equity Contributions.  Prior to the initial borrowing under the
                             --------------------
                             Facilities or simultaneously therewith, (i) the Sponsor shall have consummated the purchase of at least $152 million of common and/or pay-in-kind preferred equity (the "Sponsor Equity") of the Company and at least $3.5 million of additional common and/or pay-in-kind preferred equity (the "Rollover Equity") shall have been provided through
                             "rollovers" by existing management shareholders of the Company;
                             provided that, in no event shall the aggregate of the Sponsor Equity and the Rollover Equity be less than $156 million, and (ii) the terms and provisions of the Sponsor Equity and the Rollover Equity shall be reasonably satisfactory to the Agents.

                         5.  Issuance of Senior Debt, Preferred Stock and Subordinated Debt.
                             --------------------------------------------------------------
                             Prior to the initial borrowing under the Facilities or simultaneously therewith (i) the Borrower shall have received the proceeds of (y) a private placement by HoldCo of $70.0 million of pay-in-kind (for the first five years) unsecured debt securities (the "HoldCo Debt"), and
                             (z) a private placement by the Borrower of $50.0 million of subordinated unsecured debt securities (the "OpCo Subordinated Debt");
                             (ii) the terms and provisions of the HoldCo Debt and the OpCo
                             Subordinated Debt shall be reasonably satisfactory to the Agents; and
                             (iii) the proceeds of the HoldCo Debt and the OpCo Subordinated Debt shall have been applied in full to finance the Acquisition, repay existing indebtedness of the Company and its subsidiaries and to pay related fees and expenses.

                         6.  Discharge of Existing Debt.  Concurrently with the consummation
                             --------------------------
                             of the Acquisition, substantially all pre-existing indebtedness
                             (including, without limitation, any earnout obligations and seller paper) of the Company and its subsidiaries shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Agents.

                         7.  Security.  The Administrative Agent, for the benefit of the
                             --------
                             Lenders, shall have been granted perfected first priority security interests in all assets to the extent described above under the heading
                             "Security" in form and substance reasonably satisfactory to the Agents.

                         8.  Payments of Amounts Due. On the Closing Date, all costs, fees,
                             -----------------------
                             expenses and other compensation contemplated hereby payable to the
                             Agents or the Lenders shall have been paid to the extent due.

                         9.  Capital Structure; Related Agreements.  All agreements (other than
                             -------------------------------------
                             the Definitive Acquisition Documents, which are provided for at paragraph 2 of the Conditions Precedent to Initial Borrowings) relating to the corporate structure of the Borrower and the guarantors, all organizational documents of such entities and the employment contracts of key employees and executives shall be reasonably satisfactory to the
                             Agents.

                        10.  Solvency. The Lenders shall have received an opinion from an
                             --------
                             independent valuation consultant or appraiser reasonably satisfactory to the Agents and a certificate of the chief financial officer of the
                             Borrower, in each case in form and substance reasonably satisfactory to the Agents, supporting the conclusions that, after giving effect to the
                             Acquisition and the related transactions contemplated hereby, the
                             Borrower will not be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.

                        11.  Environmental Matters. The Lenders shall have received reports and
                             ---------------------
                             other information in form, scope and substance reasonably satisfactory to the Agents concerning any environmental liabilities.

                        12.  Consents and Approvals.  All necessary governmental and third
                             ----------------------
                             party approvals and consents in connection with the Facilities, the
                             Acquisition and the other transactions contemplated by the Facilities shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

                        13.  Litigation, etc.  There shall not exist any action, suit,
                             ---------------
                             investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that materially impairs the Acquisition, the financing thereof or any of the other transactions contemplated hereby, or that could have a material adverse effect on HoldCo, the Borrower, the Acquisition, the financing thereof or any of the transactions contemplated hereby.


                        14.  Financial Statements and Performance.  The Lenders shall have
                             ------------------------------------
                             received the unaudited financial statements for the most recently concluded quarterly periods and copies of the monthly reporting package to be provided under the Agreement and Plan of Merger. The Lenders shall have received pro forma consolidated financial statements satisfactory to the Agents with respect to the Company for the fiscal year eared December 31, 1999 and with respect to the most recently concluded fiscal quarter and month, reflecting the Acquisition and all other acquisitions and divestitures occurring during such periods and any other recent or pending acquisitions or divestitures, as of the beginning of such periods. Such financial statements shall confirm that
                             (y) pro forms EBITDA (to be calculated on a mutually satisfactory basis) for the Company and its subsidiaries for the twelve month period ending March 31, 2000 (or, if later, the most recently ended calendar quarter prior m the Closing Date for which financial statements are available, which financial statements shall in any event be prepared within thirty (30) days after fiscal quarter end) shall not be leas than $63.0 million and (z) the ratio of (i) total senior debt as of
                             March 31, 2000 (determined on a pro forma basis for the Company and its subsidiaries giving effect to the Acquisition and the transactions contemplated in connection therewith) to (ii) pro forma EBITDA (to be calculated on a mutually satisfactory basis) for the twelve month period ending March 31, 2000 was not greater than 3.9:1.0.

                        15.  Customary Closing Documents.  All documents required to be
                             ---------------------------
                             delivered under the Loan Documents, including customary legal opinions, corporate records and documents from public officials and officers'
                             certificates, shall have been delivered and shall be reasonably satisfactory to Agents.

Conditions to All       The conditions to all borrowings will include requirements relating to
-----------------       prior written notice of borrowing, the accuracy of representations and
Borrowers:              warranties, and the absence of any default or potential event of
---------               default, and will otherwise be customary and appropriate for financings of this type.



Assignments and          The Lenders may assign all, or in an amount of not less than (y) $5
---------------          million with respect to the Revolving Facility and (z) $2.5 million
Participations:          with respect to the Term Facility A or Term Facility B any part of,
--------------           their respective shares of the Facilities to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Loan Documents) which, in the case of assignments with respect to the Revolving Facility (other than the case of assignments made by or to GSCP), are acceptable to the
                         Administrative Agent and (except during the existence of an Event of
                         Default) the Borrower, each such consent not to be unreasonably withheld. Upon such assignment, such affiliate, bank, financial institution or entity shall become a Lender for all purposes under the
                         Loan Documents; provided, assignments made to affiliates and other
                         Lenders shall not be subject to the above described consent or minimum assignment amount requirements. The Administrative Agent will receive a processing fee of $2,000 payable by the assignor or assignee, in connection with each assignment; provided, for any assignments made to affiliates, other Lender's or made by or to GSCP, the processing fee shall be $500. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the Facilities.


Requisite Lenders:       Lenders holding more than 50% of total commitments or exposure under
-----------------        the Facilities, except that (x) any amendment which would
                         disproportionately affect the obligation of the Borrower to make payment of the loans under the Revolving Facility or either of the Term
                         Facilities shall not be effective without the approval of holders of more than 50% of such class of loans and (y) with respect to certain matters relating to the interest rate, maturity, amortization, collateral issues and the definition of Requisite Lenders, Requisite
                         Lenders will be defined as Lenders holding 100% of total commitments or exposure of the Facilities affected thereby.

Taxes, Reserve           All payments are to be made free and clear of any taxes (other than
--------------           franchise taxes and taxes on overall net income), imposts, assessments,
Requirements and         withholdings or other deductions whatsoever.  Foreign Lenders shall
----------------         furnish to the Administrative Agent appropriate certificates or other
Indemnities:             evidence of exemption from U.S. federal tax withholding.
-----------
                         The Borrower will indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate or the Eurodollar Rate.

Indemnity:               Customary and appropriate provisions relating to indemnity and related
---------                matters in a form reasonably satisfactory to the Arranger, the
                         Administrative Agent and the Lenders.

Governing Law and        The Borrower and the guarantors will submit to the non-exclusive
-----------------        jurisdiction and venue of the federal and state courts of the State of
Jurisdiction:            New York and shall waive any right to trial by jury. New York law shall
------------             govern the Loan Documents.


The foregoing is intended to summarize certain basic terms of the Facilities. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Facilities.